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For period ending 10-31-96
File Number 811-7980


77.C.  Matters submitted to a vote of securities holders.

The following matters were submitted to a vote of securities holders at the annual meeting of shareholders of Heritage U.S. Government Income Fund (the "Fund") held on January 24, 1996:

(1)  Election of Class I Trustees as follows:

                                                   SHARES

                                                              WITHHELD
                                       FOR                    AUTHORITY

         Class I
           Donald W. Burton        2,900,110.421              9,356.874
           David M. Phillips       2,900,110.421              9,356.874


     The following Trustees served as Trustees but did not stand for reelection during this period:

         Class II
           James L. Pappas
           Richard K. Riess

         Class III
           Thomas A. James
             C. Andrew Graham
           Eric Stattin

(2)  Approval  of the  selection  of  Coopers & Lybrand  L.L.P.  as  independent
accountants   of  the  Fund  for  the  fiscal  year  ended   October  31,  1996:
2,905,052.607 shares were voted in favor of, 3,002.607 shares were voted against, and 1,412.081 abstained from voting on the motion to approve the selection of Coopers & Lybrand L.L.P. as independent accountants of the Fund for the fiscal year ended October 31, 1996.
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